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                                   EXHIBIT 11

               Computation of Pro Forma Net Loss Per Common Share
                     (In thousands, except per share data)


                                  Year Ended December 31,
                              -------------------------------
                                 1998      1999        2000
                              -------------------------------
Net Loss...................   $(11,907)  $(13,318)  $ (8,500)
                              ===============================
Basic and diluted
weighted-average
shares outstanding.........      9,556     10,678     13,428
                              ===============================
Basic and diluated net
loss per share.............   $  (1.25)  $  (1.25)  $  (0.63)
                              ===============================